Exhibit 99.1


  Conn's, Inc. Reports Record Sales Results for the Year Ended January 31, 2006


     BEAUMONT, Texas--(BUSINESS WIRE)--Feb. 6, 2006--Conn's, Inc. (NASDAQ/NM:CONN), a specialty retailer of home appliances, consumer electronics, computers, lawn and garden products and mattresses, today announced its net sales results for the quarter and year ended January 31, 2006.
     Net sales for the quarter ended January 31, 2006 increased $43.2 million, or 30.5%, from $141.7 million for the quarter ended January 31, 2005 to $184.9 million for the quarter ended January 31, 2006. Same store sales (sales recorded in stores operated for the entirety of both periods) increased 22.6% for the same period. Net sales for the quarter continued to be positively impacted by residual effects of Hurricanes Katrina and Rita in the geographic areas affected by the storms. Sales in those areas continue to be stronger than normal although precise measurement is difficult.
     Net sales for year ended January 31, 2006 increased $126.6 million, or 25.6%, from $494.2 million for the year ended January 31, 2005 to $620.8 million for the year ended January 31, 2006. Same store sales (sales recorded in stores operated for the entirety of both periods) increased 16.9% for the same period. As previously reported, third quarter net sales were positively impacted by Hurricanes Katrina and Rita. Fourth quarter sales also have been positively impacted as described above.
     Net sales represent net product sales, delivery charges, service revenues and commissions from service maintenance agreement sales. Revenues from finance charges and other for the quarter and the year will be reported in the Company's press release and conference call scheduled for March 30, 2006.
     "The fourth quarter was a continuation of a strong sales growth year for our company," said Thomas J. Frank, Chairman and Chief Executive Officer. "November set the record for the highest sales month in our history, followed by December which eclipsed that record. Same store sales increased 23.3% in the third quarter and 22.6% in the fourth quarter driven by strong performances in most categories particularly in the appliance category and our emerging furniture category. I am very pleased with the commitment of all our associates during this year which led to these good sales numbers."

     About Conn's, Inc.

     The Company is a specialty retailer currently operating 56 retail locations in Texas and Louisiana. It sells major home appliances, including refrigerators, freezers, washers, dryers and ranges, and a variety of consumer electronics, including projection, plasma, LCD and DLP televisions, camcorders, DVD players and home theater products. The Company also sells computers, lawn and garden products, mattresses and furniture, and continues to introduce additional product categories for the home to help increase same store sales and to respond to our customers' product needs.
     Unlike many of its competitors, the Company provides in-house credit options for its customers. Historically, it has financed over 56% of retail sales. Customer receivables are financed substantially through an asset-backed securitization facility, from which the Company derives servicing fee income and interest income from these assets. The Company transfers receivables, consisting of retail installment contracts and revolving accounts extended to its customers, to a qualifying special purpose entity in exchange for cash and subordinated securities represented by asset-backed and variable funding notes issued to third parties.
     This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the Company's growth strategy and plans regarding opening new stores and entering new markets; the Company's intention to update or expand existing stores; the Company's estimated capital expenditures and costs related to the opening of new stores or the update or expansion of existing stores; the Company's ability to introduce additional product categories; the Company's cash flow from operations, growth trends and projected sales in the home appliance and consumer electronics industry and the Company's ability to capitalize on such growth; relationships with the Company's key suppliers; the results of the Company's litigation; weather conditions in the Company's markets; changes in the Company's stock price; and the actual number of shares of common stock outstanding. Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's Form 10-K filed on April 5, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.


     CONTACT: Conn's, Inc., Beaumont
              Thomas J. Frank, 409-832-1696  Ext. 3218